FREEDMAN & GOLDBERG

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

July 19, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated July 19, 2019, of Parallax Health Sciences, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements contained in section (a) of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regards,

FREEDMAN & GOLDBERG, C.P.A.S, P.C.

Farmington Hills, Michigan